As filed with the Securities and Exchange Commission on May 25, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1389	74-2148293
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Bass C. Wallace, Jr.
TETRA Technologies, Inc.
25025 Interstate 45 North, Suite 600	25025 Interstate 45 North, Suite 600
The Woodlands, Texas 77380	The Woodlands, Texas 77380
(281) 367-1983	(281) 367-1983
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William C. McDonald

Andrews Kurth LLP

10001 Woodloch Forest Drive, Suite 200

The Woodlands, Texas 77380

(713) 220-4801

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)(3)	Amount of registration fee
Common Stock (and associated Preferred Stock Purchase Rights)(4)
Preferred Stock (5)
Senior Debt Securities (6)
Subordinated Debt Securities (7)
Warrants (8)
Total	$400,000,000	$50,680

(1) The proposed maximum offering price per unit will be determined from time to time by TETRA Technologies, Inc. in connection with, and at the time of, the issuance of the securities registered hereunder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $400,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. This total amount also includes such securities as may, from time to time, be issued upon conversion or exchange of securities hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for other securities.

(4) Subject to note (3) above, an indeterminate number of shares of common stock (and associated preferred stock purchase rights) of TETRA Technologies, Inc. as may be sold from time to time are being registered hereunder. Also includes such indeterminate number of shares of common stock as may be (a) issued upon conversion, redemption or exchange for any debt securities or preferred stock that provides for conversion or exchange into common stock or (b) issued upon exercise and settlement of any warrants.

(5) Subject to note (3) above, an indeterminate number of shares of preferred stock of TETRA Technologies, Inc. as may be sold from time to time are being registered hereunder. Also includes such indeterminate number of shares of preferred stock as may be (a) issued upon conversion, redemption or exchange for any debt securities that provide for conversion or exchange into preferred stock or (b) issued upon exercise and settlement of any warrants.

(6) Subject to note (3) above, an indeterminate principal amount of senior debt securities of TETRA Technologies, Inc. as may be sold from time to time are being registered hereunder. Also includes such indeterminate principal amount of senior debt securities as may be (a) issued upon conversion or exchange for preferred stock that provides for conversion or exchange into debt securities or (b) issued upon exercise and settlement of any warrants. If any senior debt securities of TETRA Technologies, Inc. are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $400,000,000 less the dollar amount of any securities previously issued hereunder.

(7) Subject to note (3) above, an indeterminate principal amount of subordinated debt securities of TETRA Technologies, Inc. as may be sold from time to time are being registered hereunder. Also includes such indeterminate principal amount of subordinated debt securities as may be (a) issued upon conversion or exchange for preferred stock that provides for conversion or exchange into debt securities or (b) issued upon exercise and settlement of any warrants. If any subordinated debt securities of TETRA Technologies, Inc. are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $400,000,000 less the dollar amount of any securities previously issued hereunder.

(8) Subject to note (3) above, an indeterminate number of warrants of TETRA Technologies, Inc. as may be sold from time to time are being registered hereunder. Warrants may be exercised to purchase common stock, preferred stock or debt securities.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED MAY 25, 2004

PROSPECTUS

This prospectus is dated                   , 2004.

$400,000,000

TETRA Technologies, Inc.

COMMON STOCK

PREFERRED STOCK

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

WARRANTS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. We plan to offer and issue from time to time to the owners of businesses, securities and/or assets that we may acquire in the future up to an aggregate of $400,000,000 of the following securities:

• shares of common stock;

• shares of preferred stock, which may be convertible into or exchangeable for debt securities or common stock;

• senior debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

• subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock; and/or

• warrants to purchase common stock, preferred stock or debt securities.

The specific terms upon which we will issue these securities will be determined by negotiation with the owners of the businesses, securities and/or assets we acquire. We expect the securities we issue in an acquisition to be reasonably related to prevailing market prices of such securities at or near the time we enter into an acquisition agreement or consummate the acquisition.

The terms of the common stock are described in this prospectus. This prospectus also provides a general description of the preferred stock, senior debt securities, subordinated debt securities and warrants that we may offer. We will provide descriptions of the remaining terms of any such securities in supplements to this prospectus prior to issuing those securities. The prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with the issuing of the securities and acquisitions, but we may pay finder's fees in specific acquisitions. Any person receiving a finder's fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

Our common stock is listed and traded on the New York Stock Exchange under the symbol "TTI."

Investing in our securities involves risks. Please read and consider carefully the "Risk Factors" beginning on page 3 in this prospectus.

This prospectus may be used by persons who receive securities in connection with acquisitions by us and who wish to resell these securities. We have not authorized any person to use this prospectus in connection with resales of securities without our prior consent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

About this Prospectus	1
TETRA Technologies, Inc.	2
Risk Factors	3
Forward-Looking Statements	8
Ration of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends	8
Transaction Terms	9
Description of Capital Stock	9
Description of Debt Securities	14
Description of Warrants	19
Selling Security Holders and Plan of Distribution	20
Legal Matters	20
Experts	20
Where You Can Find More Information	21

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may offer and sell any combination of the securities described in this prospectus in connection with one or more acquisitions up to a total dollar amount of $400 million.

This prospectus may be used by persons who receive our securities in connection with acquisitions and who wish to resell the securities. We have not authorized any person to use this prospectus in connection with resales of securities without our prior written consent. This prospectus provides you with a general description of securities that we may offer and that may be offered and sold by selling security holders. When we offer common stock under this prospectus, we may provide a prospectus supplement that will contain specific information about the terms of that offering. Each time we issue other securities, we will provide a prospectus supplement that will contain specific information about the terms of that issuance. Each time a selling security holder sells securities, we will provide, if required, a prospectus supplement that contains specific information about the identity of the selling security holder as well as the specific terms of the resale. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only the information contained or incorporated by referenced in this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We and any selling security holders are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and in any accompanying prospectus supplement is accurate only as of the date on the respective cover pages, regardless of the time of delivery of this prospectus or any accompanying prospectus supplement or any sale of securities. In this prospectus, all references to “our company,” “we,” “our,” “us” or similar references mean TETRA Technologies, Inc. and its consolidated subsidiaries.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you, without charge upon your request, a copy of any document that we incorporate by reference, other than exhibits to those documents that are not specifically incorporated by reference into those documents. You may request a copy of a document by writing to us at our principal executive offices located at the following address: TETRA Technologies, Inc., 25025 Interstate 45 North, Suite 600, The Woodlands, Texas 77380, Attention: Corporate Secretary, or by calling the Corporate Secretary at (281) 367-1983. To ensure timely delivery, you must request the information no later than five business days before you make your investment decision.

TETRA TECHNOLOGIES, INC.

We are an oil and gas services company with an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets. Either directly or indirectly through our subsidiaries, we conduct our business through three operating divisions – fluids, well abandonment and decommissioning, and testing and services.

Our fluids division manufactures and markets clear brine fluids to the oil and gas industry for use in well drilling, completion, and workover operations in both domestic and international markets. This fluids division also markets certain fluids and dry calcium chloride manufactured at its production facilities to a variety of markets outside the energy industry.

Our well abandonment and decommissioning division provides a broad array of services required for the abandonment of depleted oil and gas wells and the decommissioning of platforms, pipelines, and other associated equipment. This division services the onshore U.S. Gulf Coast region and the inland waters and offshore markets of the Gulf of Mexico. In addition, this division provides electric wireline, workover and drilling services and through the operations of our subsidiary, Maritech Resources, Inc., is a producer of oil and gas properties. Maritech was established as a component of the well abandonment and decommissioning division to acquire, manage and exploit producing oil and gas properties purchased in conjunction with the well abandonment business.

Our testing and services division provides production testing services to the Texas, Louisiana, Alabama, Mississippi, offshore Gulf of Mexico and certain Latin American markets. It also provides the technology and services required for the separation and recycling of oily residuals generated from petroleum refining operations.

TETRA Technologies, Inc. was incorporated in Delaware in 1981. Our corporate headquarters are located at 25025 Interstate 45 North, Suite 600, in The Woodlands, Texas, 77380. Our phone number is (281) 367-1983 and our web site is accessed at www.tetratec.com. The information included on our web site is not a part of, or incorporated into, this prospectus. We make available, free of charge, on our web site, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC, and will make these available in print to any stockholder who requests such information from the corporate secretary.

RISK FACTORS

When considering an investment in our securities, you should carefully consider the following risks described below, other information in this prospectus and any similar information contained in any annual report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. Other risks facing our company or related to each offering may also be included in any accompanying prospectus supplement and we urge you to read carefully any accompanying prospectus supplement before you make your decision to invest in our securities.

We have identified the following important risk factors, which could affect our actual results and cause actual results to differ materially from any such results that might be projected, forecasted, or estimated by us in this prospectus.

Market Risks

Our operations are materially dependent on levels of oil and gas well drilling, completion, workover and abandonment activities, both in the United States and internationally.

Activity levels for oil and gas drilling, completion, workover and abandonment are affected both by short-term and long-term trends in oil and gas prices and supply and demand balance, among other factors. Oil and gas prices and, therefore, the levels of well drilling, completion and workover activities, tend to fluctuate. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, have contributed to, and are likely to continue to contribute to, price volatility. In addition, a prolonged slowdown of the U.S. and/or world economy may contribute to an eventual downward trend in the demand and, correspondingly, the price of oil and natural gas.

Other factors affecting our operating activity levels include the cost of exploring for and producing oil and gas, the discovery rate of new oil and gas reserves, and the remaining recoverable reserves in the basins in which we operate. A large concentration of our operating activities is located in the onshore and offshore region of the U.S. Gulf of Mexico. Our revenues and profitability are particularly dependent upon oil and gas industry activity and spending levels in the Gulf of Mexico region. To a lesser extent, our operations may also be affected by technological advances, interest rates and cost of capital, tax policies and overall worldwide economic activity. Adverse changes in any of these other factors may depress the levels of well drilling, completion and workover activity and result in a corresponding decline in the demand for our products and services and, therefore, have a material adverse effect on our revenues and profitability.

Profitability of our operations are dependent on numerous factors beyond our control.

Our operating results in general, and gross margin in particular, are functions of market conditions and the product and service mix sold in any period. Other factors, such as unit volumes, heightened price competition, changes in sales and distribution channels, availability of skilled labor and contract services, shortages in raw materials due to untimely supplies or ability to obtain items at reasonable prices may also continue to affect the cost of sales and the fluctuation of gross margin in future periods.

We encounter and expect to continue to encounter intense competition in the sale of our products and services.

We compete with numerous companies in our oil and gas and chemical operations. Many of our competitors have substantially greater financial and other related resources than us. To the extent competitors offer comparable products or services at lower prices, or higher quality and more cost-effective products or services, our business could be materially and adversely affected. Certain competitors may also be better positioned to acquire producing oil and gas properties or other businesses for which we compete.

We are dependent upon third-party suppliers for specific products and equipment necessary to provide certain of our products and services.

We sell a variety of clear brine fluids, including brominated clear brine fluids, such as calcium bromide, zinc bromide, sodium bromide and other brominated products, some of which are manufactured by us and some of which are purchased from third parties. We also sell calcium chloride, as a clear brine fluid and in other forms and for other applications. Sales of calcium chloride and brominated products contribute significantly to our revenues. In our manufacture of calcium chloride, we use hydrochloric acid and other raw materials purchased from third parties. In our manufacture of brominated products, we use bromine, hydrobromic acid and other raw materials, including various forms of zinc, that are purchased from third parties. We acquire brominated products from a variety of third party suppliers. If we are unable to acquire the brominated products, bromine, hydrobromic or hydrochloric acid, zinc or any other raw material supplies for a prolonged period, our business could be materially and adversely affected.

A portion of the well abandonment and decommissioning services performed by our well abandonment and decommissioning division requires the use of lift boats and heavy lift vessels, which we do not own. We lease this equipment from certain providers. Such leasing is subject to the available supply of these vessels in the Gulf of Mexico region, and could be affected by shortages of supply. To the extent such vessels are not available, or are only available at prices which are prohibitive, this division business could be materially and adversely affected.

Our oil and gas revenues and cash flows are subject to commodity price risk.

Our revenues from oil and gas production are increasing; therefore, we have significantly increased market risk exposure in the pricing applicable to our oil and gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot prices in the U.S. natural gas market. Historically, prices received for oil and gas production have been volatile and unpredictable, and this price volatility is expected to continue. Significant declines in prices for crude oil and natural gas could have a material effect on our results of operations and quantities of reserves recoverable on an economic basis. Our risk management activities involve the use of derivative financial instruments, such as swap agreements, to hedge the impact of market price risk exposures for a portion of our oil and gas production. As a result, we are exposed to the volatility of oil and gas prices for the portion of our oil and gas production that is not hedged.

Operating Risks

Our operations involve significant operating risks, and insurance coverage may not be available or cost effective.

We are subject to operating hazards normally associated with the oilfield service industry and offshore oil and gas production operations. Our operation of marine vessels and offshore production platforms involves a particularly high level of risk. Whenever possible, we obtain agreements from customers and suppliers that limit our exposure. However, the occurrence of certain operating hazards, including storms, could result in substantial losses to us due to injury or loss of life, damage to or destruction of property and equipment, pollution or environmental damage, and suspension of operations. We have maintained a policy of insuring our risks of operational hazards in an amount that we believe is typical in the industry. Limits of insurance coverage purchased by us are consistent with the exposures faced by us and the nature of our products and services. Due to economic conditions in the insurance industry, in certain instances we have increased our self-insured retentions and deductibles for certain policies in order to minimize the increased costs of coverage. In certain areas of our business, we have elected to assume the risk of loss for specific assets. To the extent we suffer losses or claims that are not covered, or are only partially covered by insurance, our results of operations could be adversely affected. There can be no assurance that any insurance will be adequate to cover losses or liabilities associated with operational hazards. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

Our operations, particularly those conducted in the Gulf of Mexico, are seasonal and depend, in part, on weather conditions.

Our well abandonment and decommissioning division has historically enjoyed its highest vessel utilization rates during the months from April to October, when weather conditions are favorable for offshore activities, and has experienced its lowest utilization rates in the months from November to March. This division, under certain turnkey contracts, may bear the risk of delays caused by adverse weather conditions. Storms can also cause our oil and gas producing properties to be shut-in. In addition, demand for other products and services provided by us are subject to seasonal fluctuations, due in part to weather conditions which cannot be predicted. Accordingly, our operating results may vary from quarter to quarter depending on weather conditions in applicable areas of the United States and in international regions.

We could incur losses on well abandonment and decommissioning projects.

Due to competitive market conditions, a significant portion of our well abandonment and decommissioning projects are performed on a turnkey or a modified turnkey basis, where defined work is delivered for a fixed price and extra work, which is subject to customer approval, is charged separately. The revenue, cost and gross profit realized on a turnkey contract can vary from the estimated amount because of changes in offshore conditions, changes in the scope of site clearance efforts required, variations in labor and equipment availability and productivity from the original estimates, and the performance level of other contractors. In addition, unanticipated events such as accidents, work delays, significant changes in the condition of platforms or wells, downhole problems, environmental and other technical issues could result in significant losses on certain turnkey projects. These variations and risks may result in us experiencing reduced profitability or losses on turnkey projects, or on well abandonment and decommissioning work for our Maritech subsidiary.

We face risks related to our growth strategy.

Our aggressive growth strategy includes both internal growth and growth through acquisitions. Acquisitions require significant financial and management resources both at the time of the transaction and during the process of integrating the newly acquired business into our operations. Internal growth requires both financial and management resources as well as hiring additional personnel. Our operating results could be adversely affected if we are unable to successfully integrate such new companies into our operations or are unable to hire adequate personnel. We may not be able to consummate future acquisitions on favorable terms. In addition, any such future acquisition transactions may not achieve favorable financial results. Future acquisitions by us could also result in issuances of equity securities, or the rights associated with the equity securities, which could potentially dilute earnings per share. Future acquisitions could also result in the incurrence of additional debt or contingent liabilities and amortization expenses related to intangible assets. These factors could adversely affect our future operating results and financial position.

The acquisition of oil and gas properties and related well abandonment and decommissioning liabilities is based on estimated data that may be materially incorrect.

In conjunction with our purchase of oil and gas properties, we perform detailed due diligence review processes that we believe are consistent with industry practices. These acquired properties are generally in the later stages of their economic lives and require a thorough review of each property acquired along with its associated abandonment obligations. The process of estimating natural gas and oil reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, these estimates are inherently imprecise. Actual future production, cash flows, development expenditures, operating and abandonment expenses and quantities of recoverable natural gas and oil reserves may vary substantially from those estimated by us. In addition, in conjunction with the purchase of certain oil and gas properties, we have assumed our proportionate share of the related well abandonment and decommissioning liabilities after performing detailed estimating procedures, analysis and engineering studies. If costs of abandonment and decommissioning are materially greater than original estimates, such additional costs could have an adverse effect on earnings.

Our success depends upon the continued contributions of our personnel, many of whom would be difficult to replace.

Our success will depend on our ability to attract and retain skilled employees. Changes in personnel, therefore, could adversely affect operating results.

Financial Risks

Certain of our businesses are exposed to significant credit risks.

Our subsidiary, Maritech Resources, Inc., purchases interests in certain end-of-life oil and gas properties in connection with the operations of our well abandonment and decommissioning division. As the owner and operator of these interests, Maritech is liable for the proper abandonment and decommissioning of the wells, platforms, pipelines and the site clearance related to these properties. We have guaranteed a portion of the abandonment and decommissioning liabilities of Maritech, which can be material in amount. In certain instances, Maritech will be paid in the future for all or a portion of these obligations by the previous owner of the property once the liability is satisfied. Maritech and we are subject to the risk that the previous owner(s) will be unable to make these future payments. Maritech and we attempt to minimize this risk by analyzing the creditworthiness of the previous owner(s) and others who may be legally obligated to pay in the event the previous owner(s) are unable to do so, and we obtain guarantees, bonds, letters of credit or other forms of security when they are deemed necessary. In addition, if Maritech acquires less than 100% of the working interest in a property, its co-owners are responsible for the payment of their portions of the associated operating expenses and abandonment liabilities. However, if one or more co-owners do not pay their portions, Maritech and any other nondefaulting co-owners may be liable for the defaulted amount as well. If any required payment is not made by a previous owner or a co-owner and any security is not sufficient to cover the required payment, we could suffer material losses.

Maritech’s estimates of its oil and gas reserves and related future cash flows may be significantly incorrect.

Maritech’s estimates of oil and gas reserve information reflect only estimates of the accumulation of oil and gas and the economic recoverability of those volumes. Maritech’s future production, revenues and expenditures with respect to such oil and gas reserves will likely be different from estimates, and any material differences may negatively affect our business, financial condition and results of operations. As a result, Maritech has experienced, and may continue to experience, significant revisions to its reserve estimates.

Oil and gas reservoir analysis is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows associated with such reserves necessarily depend upon a number of variable factors and assumptions. Because all reserve estimates are to some degree subjective, each of the following items may prove to differ materially from that assumed in estimating reserves:

• the quantities of oil and gas that are ultimately recovered,

• the production and operating costs incurred,

• the amount and timing of future development expenditures, and

• future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flow based on the same available data.

The information contained in our annual report on Form 10-K for the year ended December 31, 2003 (which is incorporated by reference into this prospectus) relating to estimates of our proved reserves and cash flows should not be considered as the current market value of the estimated oil and gas proved reserves attributable to Maritech’s properties. Such estimates are based on prices and costs as of the date of the estimate, in accordance with SEC requirements, while future prices and costs may be materially higher or lower. The SEC requires that we report our oil and natural gas reserves using the price as of the last day of the year. Using lower values in forecasting reserves will result in a shorter life being given to producing oil and natural gas properties because such properties, as their production levels are estimated to decline, will reach an uneconomic limit, with lower prices, at an earlier date. There can be no assurance that a decrease in oil and gas prices or other differences in Maritech’s estimates of its reserves will not adversely affect our financial position or results of operations.

Our accounting for oil and gas operations may result in volatile earnings.

We account for our oil and gas operations using the successful efforts method. Costs incurred to drill and equip development wells, including unsuccessful development wells, are capitalized. Costs related to unsuccessful exploratory wells are expensed as incurred. All capitalized costs are accumulated and recorded separately for each field and are depleted on a unit-of-production basis, based on the estimated remaining equivalent proved oil and gas reserves of each field. On a field by field basis, our oil and gas properties are assessed for impairment in value whenever indicators become evident, with any impairment charged to expense. Under the successful efforts method of accounting, we are exposed to the risk that the value of a particular property (field) would have to be written down or written off if an impairment were present.

Regulatory Risks

Our operations are subject to extensive and evolving federal, state and local laws and regulatory requirements which increase our operating costs and expose us to potential fines, penalties and litigation.

Laws and regulations strictly govern our operations and require permits relating to environmental affairs, health and safety, waste management, and the manufacture, storage, handling, transportation, use and sale of chemical products. Our operation and decommissioning of offshore properties are also subject to and affected by various types of government regulation, including numerous federal and state environmental protection laws and regulations. These laws and regulations are becoming increasingly complex and stringent, and compliance is becoming increasingly expensive. Governmental authorities have the power to enforce compliance with these regulations and required permits, and violators are subject to civil and criminal penalties, including civil fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance. It is possible that increasingly strict environmental laws, regulations and enforcement policies could result in substantial costs and liabilities to us and could subject our handling, manufacture, use, reuse, or disposal of substances or pollutants to increased scrutiny. Our business exposes us to risks such as the potential for harmful substances escaping into the environment and causing damages or injuries, which could be substantial. Although we maintain general liability insurance, this insurance is subject to coverage limits and generally excludes coverage for losses or liabilities relating to environmental damage or pollution. We maintain limited environmental liability insurance covering named locations and environmental risks associated with contract services for oil and gas operations, refinery waste treatment operations and for our oil and gas production properties. The extent of this coverage is consistent with our other insurance programs. We could be materially and adversely affected by an enforcement proceeding or a claim that was not covered or was only partially covered by insurance.

In addition to increasing our risk of environmental liability, the promulgation of more rigorous environmental laws, regulations and enforcement policies has accelerated the growth of some of the markets served by us. Decreased regulation and enforcement in the future could materially and adversely affect the demand for the types of systems offered by our process services and well abandonment and decommissioning operations and, therefore, materially and adversely affect our business.

Our proprietary rights may be violated or compromised, which could damage our operations.

We own numerous patents, patent applications and unpatented trade secret technologies in the U.S. and certain foreign countries. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate to deter misappropriation of these rights. In addition, independent third parties may develop competitive or superior technologies.

FORWARD-LOOKING STATEMENTS

Some information contained in this prospectus, any prospectus supplement and in the documents we have incorporated by reference may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” or similar expressions. These statements discuss future expectations, activities or events.

Although we believe that the expectations in our forward-looking statements are reasonable, we cannot give any assurance that those expectations will be correct. Our operations are subject to numerous uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately prove the statements we make to be inaccurate. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in any document we incorporate by reference, the date of that document. Other than as required under the securities laws, we will not update these forward-looking statements.

Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

• fluctuations in world-wide prices and demand for oil and natural gas;

• fluctuations in level of oil and natural gas exploration and development activities;

• the timing of abandonment and decommissioning contracts as a result of the liquidation of positions by oil and gas companies in the Gulf of Mexico region;

• the existence of competitors, technological changes and developments in the industry;

• our ability to obtain supplies of brominated products; and

• general economic conditions and the existence of regulatory uncertainties in addition to other matters discussed herein.

Other factors, risks and uncertainties that could cause actual results to differ materially from our expectations are discussed under the heading “Risk Factors” above and as otherwise described in our periodic filings with the SEC.

RATIOS OF EARNINGS TO FIXED CHARGES

AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods shown:

	Three Months Ended March 31,	Year Ended December 31,
	2004	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges	18.36x	17.09x	3.52x	7.25x	2.66x	3.55x
Ratio of earnings to fixed charges and preferred stock dividends	18.36x	17.09x	3.52x	7.25x	2.66x	3.55x

No shares of preferred stock were outstanding for any of the periods shown above. The ratios were computed by dividing earnings by fixed charges, and by fixed charges and preferred stock dividends, respectively. For this purpose, “earnings” represent the aggregate of (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre tax losses of equity investees for which charges arising from guarantees are included in fixed charges, net of (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed Charges” represent the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference securities dividend requirements of consolidated subsidiaries.

TRANSACTION TERMS

This prospectus covers up to $400,000,000 of our securities that we may issue in connection with certain acquisitions of businesses, securities and/or assets of other companies. We will furnish this prospectus to the security holders or owners of businesses, securities and/or assets we are acquiring in exchange for the securities we offer by this prospectus.

We expect the terms of acquisitions involving the issuance of our securities covered by this prospectus to be determined through negotiations with the security holders or principal owners of the businesses, securities or assets to be acquired. We expect that the value of these securities that we issue in an acquisition will be reasonably related to market prices either when the transaction agreement is entered into or when we complete the acquisition and deliver these securities.

We will pay all expenses of the offering of the securities by this prospectus. We will not pay any underwriting discounts or commissions in connection with the issuance of these securities, although we may pay finder’s fees with respect to specific acquisitions. Any person receiving finder’s fees may be deemed to be an “underwriter” within the meaning of the Securities Act.

In an effort to maintain an orderly market in our securities or for other reasons, we may negotiate agreements with persons receiving securities covered by this prospectus that will limit the number of securities that they may sell at specified intervals. These agreements may be more or less restrictive than restrictions on sales made under exemptions from registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and the persons executing these agreements may not otherwise be subject to the Securities Act requirements.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms and provisions of our capital stock. You should refer to the applicable provisions of our restated certificate of incorporation, as amended, our bylaws, as amended, the rights agreement, dated as of October 26, 1998 between us and Harris Trust and Savings Bank, as rights agent, the Delaware General Corporation Law and the documents that we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

As of May 17, 2004, our authorized capital stock was 75,000,000 shares, which includes 70,000,000 shares authorized as common stock, $0.01 par value and 5,000,000 shares authorized as preferred stock, $0.01 par value. As of May 17, 2004, we had 22,235,953 shares of common stock outstanding. There were no shares of preferred stock outstanding as of such date, although 1,000,000 shares of preferred stock have been designated as Series One Junior Participating Preferred Stock and are reserved for issuance in connection with our rights agreement. See “Rights Agreement,” below.

Common Stock

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “TTI.”

Dividends. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, our existing credit agreement contains a covenant that restricts us from paying dividends in the event of an event of default or if such payment of a dividend results in an event of default.

Fully Paid. All outstanding shares of common stock are, and the common stock offered by this prospectus and any prospectus supplement will be, fully paid and non-assessable upon issuance.

Voting Rights. Common stockholders are entitled to one vote in the election of directors and other matters for each share of common stock owned. Common stockholders are not entitled to preemptive or cumulative voting rights.

Other Rights. We will notify common stockholders of any stockholders’ meetings in accordance with applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. There are no redemption or sinking fund provisions applicable to the common stock.

Transfer Agent and Registrar. Our transfer agent and registrar is Computershare Trust Company, Inc. located in Golden, Colorado.

Preferred Stock

Our board of directors can, without approval of our stockholders, issue one or more series or classes of preferred stock from time to time. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series or class, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series or class of preferred stock and the terms and conditions of issue. Our board of directors has designated 1,000,000 shares of preferred stock as Series One Junior Participating Preferred Stock and reserved such shares for issuance in connection with our rights agreement. See “Rights Agreement,” below.

If we offer preferred stock, the specific terms will be described in a prospectus supplement, including:

• the specific designation, number of shares, seniority and purchase price;

• any liquidation preference per share;

• any date of maturity;

• any redemption, repayment or sinking fund provisions;

• any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

• any voting rights;

• if other than the currency of the United States, the currency or currencies including composite currencies in which such preferred stock is denominated and/or in which payments will or may be payable;

• the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

• whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

• the place or places where dividends and other payments on the preferred stock will be payable; and

• any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered will, when issued, be fully paid and non-assessable.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

In some cases, the issuance of preferred stock could delay a change in control of us and make it more difficult to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to common stockholders. See “Rights Agreement,” below.

Certain Provisions of Our Certificate of Incorporation and Law

Our restated certificate of incorporation, as amended, and bylaws, as amended, contain provisions that may render more difficult possible takeover proposals to acquire control of us and make removal of our management more difficult. Below is a description of certain of these provisions in our restated certificate of incorporation, as amended, and bylaws, as amended.

Our restated certificate of incorporation, as amended, authorizes a class of undesignated preferred stock consisting of 5,000,000 shares, although 1,000,000 shares of preferred stock have been designated as Series One Junior Participating Preferred Stock and are reserved for issuance in connection with our rights agreement. Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the designations, powers, preferences, and rights applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such designations, powers, preferences, and rights is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of us.

Our restated certificate of incorporation, as amended, provides that, subject to the rights of holders of any preferred stock, any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting of stockholders and not be written consent.

Our restated certificate of incorporation, as amended, precludes the ability of our stockholders to call meetings of stockholders. Except as may be required by law and subject to the holders of rights of preferred stock, special meetings of stockholders may be called only by our chairman of the board or by our board of directors pursuant to a resolution adopted by a majority of the members of the board of directors.

Our restated certificate of incorporation and bylaws, each as amended, provide that our board of directors shall be divided into three classes as nearly as equal in number as possible, with terms of office of one class of directors expiring each year, resulting in each class serving a staggered three-year term. Accordingly, only one of three classes of directors is elected each year. When there is a classified board of directors, the Delaware General Corporation Law provides that stockholders may remove directors only for cause, unless a company’s certificate of incorporation otherwise provides. Our restated certificate of incorporation, as amended, and bylaws, as amended, do not permit the removal of directors other than for cause.

Our bylaws, as amended, contain specific procedures for stockholder nomination of directors. These provisions require advance notification that must be given in accordance with the provisions of our bylaws, as amended. The procedure for stockholder nomination of directors may have the effect of precluding a nomination for the election of directors at a particular meeting if the required procedure is not followed.

Although Section 214 of the Delaware General Corporation Law provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, our restated certificate of incorporation, as amended, does not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of our common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

As a Delaware corporation, we are subject to Section 203, or the business combination statute, of the Delaware General Corporation Law, or DGCL. Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder. This restriction applies unless:

• prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

• the interested stockholder owned at least 85% of the voting stock of the corporation upon completion of the transaction which resulted in the stockholder becoming an interested stockholder (excluding stock held by the corporation’s directors who are also officers and by the corporation’s employee stock plans, if any, that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

• at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the Delaware General Corporation Law, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders.

We have not adopted any provision in our restated certificate of incorporation, as amended, or bylaws, as amended, electing not to be governed by the Delaware business combination statute. As a result, the statute is applicable to business combinations involving us.

Rights Agreement

On October 26, 1998, our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock. The dividend was paid on November 6, 1998 to the stockholders of record on that date. The rights were issued pursuant to the terms of the Rights Agreement, dated as of October 26, 1998 between us and Harris Trust and Savings Bank, as the rights agent. Computershare Investor Services LLC has been designated as the successor rights agent.

Our board adopted this rights agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 20% or more of our outstanding common stock without the approval of our board of directors. The rights agreement should not interfere with any merger or other business combination approved by our board.

The following is a summary description of our rights agreement and should be read together with the entire rights agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

The Rights. Our board authorized the issuance of a right with respect to each share of common stock outstanding on November 6, 1998. The rights initially trade with, and are inseparable from, shares of our common stock. The rights are evidenced only by certificates that represent shares of our common stock. New rights will accompany any new shares of our common stock that we issue after November 6, 1998 until the Distribution Date described below.

Exercise Price. Each right allows its holder to purchase from TETRA Technologies one one-hundredth of a share of Series One Junior Participating Preferred Stock (“preferred share”) for $50, subject to adjustment, once the rights become exercisable. This fraction of a preferred share will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock. Prior to exercise, the right does not give its holder any dividend, voting or liquidation rights.

Exercisability. The rights are not exercisable until:

• 10 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 20% or more of our outstanding common stock, or, if earlier,

• 10 business days (or a later date determined by our board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person becoming an Acquiring Person.

We refer to the date when the rights become exercisable as the “Distribution Date.” Until that date, the common stock certificates also evidence the rights, and any transfer of shares of common stock constitutes a transfer of rights, and any transfer of shares of common stock constitutes a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an Acquiring Person are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

• Flip-In. If a person or group becomes an Acquiring Person, then all holders of rights except the Acquiring Person may, for $100, subject to adjustment, purchase shares of our common stock prior to the acquisition having a market value equal to two times the purchase price ($200).

• Flip-Over. If we are later acquired in a merger of similar transaction after the Distribution Date, then all holders of rights except the Acquiring Person may, for $100, subject to adjustment, purchase shares of the acquiring corporation with a market value equal to two times the purchase price ($200) based on the market price of the acquiring corporation’s stock prior to the merger.

Preferred Share Provisions. Each one one-hundredth of a preferred share, if issued:

• will not be redeemable;

• will entitle holders to quarterly dividend payments of $0.01 per share fraction, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

• will entitle holders upon liquidation either to receive $0.01 per share fraction, or an amount equal to the payment made on one share of common stock, whichever is greater;

• will have the same voting power as one share of common stock; and

• if shares of our common stock are exchanged by merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-hundredth interest in a preferred share should approximate the value of one share of common stock.

Expiration. The rights will expire on November 6, 2008.

Redemption. Our board of directors may redeem the rights for $0.01 per right, as adjusted, at any time before any person or group becomes an Acquiring Person. If our board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.01 per right, as adjusted.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our board may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the Acquiring Person.

Anti-Dilution Provisions. Our board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the purchase price of less than 1% will be made.

Amendments. While the rights may be redeemed, the terms of the rights agreement may be amended by our board without the consent of the holders of the rights. However, after a person or group becomes an Acquiring Person, our board may not amend the agreement in a way that adversely affects holders of the rights.

DESCRIPTION OF DEBT SECURITIES

Any debt securities we offer under a prospectus supplement will be:

• our direct unsecured or secured general obligations;

• either senior debt securities or subordinated debt securities; and

• issued under one or more separate indentures.

Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and subordinated indenture are referred to as the “indentures.” The debt securities issued may be convertible into shares of our common stock or preferred stock.

We have summarized selected provisions of the indentures below. The following summary is a description of the material provisions of the indentures. The forms of the indentures have been filed as exhibits to the registration statement, and we urge you to read the indentures for provisions that may be important to you.

General

The senior debt securities will generally rank equally with our other senior and unsubordinated debt (other than claims under any existing senior line of credit or security agreement). The subordinated debt securities generally will have a junior position to all of our senior indebtedness. At May 24, 2004, we did not have any outstanding preferred stock and we and our subsidiaries had essentially no outstanding long-term debt. However, we do currently maintain a $95 million general purpose, secured, prime rate/LIBOR-based revolving line of credit with a bank syndicate led by Bank of America.

Some of the material terms of the indentures include:

• The indentures do not limit the aggregate principal amount of debt securities that can be issued thereunder.

• Debt securities may be issued in one or more series, each in an aggregate principal amount that we authorize before issuance, and may be in any currency or currency unit that we may designate.

• Debt securities of a series may be issued in registered or global form.

• The indentures do not limit the amount of other unsecured debt or securities that we can issue.

• The senior debt securities will rank equally with any other senior debt.

• The subordinated debt securities will have a junior position to any senior indebtedness.

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

• the title and type of debt securities being offered;

• the total principal amount of debt securities being offered;

• the dates on which the principal of, and premium, if any, on the offered debt securities is payable;

• the interest rate;

• the date from which interest will accrue;

• the interest payment dates;

• any optional redemption periods;

• any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

• whether the debt securities will be convertible into shares of common stock or exchangeable for other of our securities, and if so, the terms of conversion or exchange;

• events causing acceleration of maturity;

• any provisions granting special rights to holders when specified events occur;

• any changes to or additional events of default or covenants;

• any special tax implications of the debt securities; and

• any other terms of the debt securities.

Denominations

The debt securities will be issued in denominations of $1,000 or multiples thereof.

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities generally will be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness (as defined in the subordinated indenture) and as described in the applicable prospectus supplement. The subordinated indenture provides that no payment of principal, interest and or premium on the subordinated debt securities may be made in the event we fail to pay the principal, interest, any premium or any other amounts on any senior indebtedness when due or if another default occurs that permits, or results in, the acceleration of designated senior indebtedness (as defined in the subordinated indenture). The subordinated indenture further provides that in the event of any distribution of our assets upon our dissolution, winding up, total or partial liquidation or reorganization (including in a bankruptcy, insolvency or similar proceeding), holders of senior indebtedness will be entitled to payment in full before any payment or distribution of our assets is made to holders of subordinated indebtedness securities.

The subordinated indenture will not limit the amount of senior indebtedness that we may incur.

Events of Default

The following are events of default under each indenture:

• failure to pay principal of, or any premium on, any debt security when due;

• failure to pay any interest on any debt security when due, and such failure continues for 30 days;

• failure to deposit any mandatory sinking fund payment when due, and such failure continues for 30 days;

• failure to perform any other covenant in the Indenture that continues for 90 days after written notice;

• certain events of bankruptcy, insolvency or reorganization of us; and

• any other event of default as may be specified in the supplemental indenture with respect to debt securities of such series.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if the trustee considers the withholding of notice to be in the best interest of the holders.

Acceleration of Debt Upon an Event of Default

If an event of default occurs, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities affected by such default may declare the principal amount of all of the debt securities of the applicable series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the series of debt securities affected by such default can rescind the declaration. These conditions include the requirement that we have paid or deposited with the trustee a sum sufficient to pay all overdue principal and interest payments on the series of debt securities subject to the default.

If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of either trustee or any holder. Depending on the terms of our indebtedness, an event of default under an indenture may cause a cross default on our other indebtedness.

Duties of Trustee

Other than its duties in the case of default, the trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders unless the holders offer the trustee reasonable indemnity.

If the holders provide reasonable indemnification, then the holders of a majority of principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee for any series of debt securities.

Covenants

Under the indentures, we will:

• pay the principal, interest and premium, if any, on the debt securities when due;

• maintain a place of payment;

• deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

• deposit sufficient funds with any payment agent on or before the due date for the payment of any principal, interest or premium, if any.

Modification of Indentures

Each indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental debt indentures for the purposes, among other things, of:

• adding to our covenants;

• adding additional events of default;

• changing or eliminating any provisions of the indentures as long as there are no holders of outstanding debt securities entitled to the benefit of the provisions;

• establishing the form or terms of any series of debt securities; or

• curing ambiguities, defects or inconsistencies in the indentures or making any other provisions with respect to matters or questions arising under the Indentures.

With specific exceptions, the indentures or the rights of the holders of the debt securities may be modified by us and the trustee with the consent of the holders of a majority of the outstanding principal amount of the debt securities of each series affected by the modification, but no modification may be made without the consent of the holders of each outstanding debt security affected which would:

• change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

• reduce the principal amount of, or the rate of interest payable thereon;

• reduce any premium payable upon any debt security upon redemption;

• change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

• impair the right to sue for the enforcement of any payment on or with respect to any debt security; or

• reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental debt indenture, any waiver of compliance with the provisions of the indentures or specific defaults and their consequences provided for in the indentures, or otherwise modify the sections in the indentures relating to these consents.

Consolidation, Merger and Sale of Assets

Each indenture will provide that we may not consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets to another person unless:

• the successor person assumes all of our obligations under the indenture; and

• we or the successor person will not immediately be in default.

The remaining or acquiring company will assume our obligations under the indentures with the same effect as if it had been an original party to the indentures, and we shall be released from all of our liabilities and obligations under either indenture and any debt securities. Thereafter, the successor company may exercise our rights and powers under either indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor company.

Discharge and Defeasance

We will be discharged from all obligations under the applicable indenture with respect to any series of debt securities, except for surviving obligations to register the transfer or exchange of the debt securities, if:

• all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation; or

• all debt securities of that series which have not previously been delivered to the trustee for cancellation have become due and payable or will become due and payable, at maturity or by redemption, and we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of that series on the dates those payments are due.

To exercise our right to be discharged, we must deliver the following to the applicable trustee:

• an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such option and will be subject to U.S. federal income tax on the same; and

• an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the applicable Indenture have been complied with.

In addition to our right of discharge described above, we may deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, at which time, at our option, either of the following will occur:

• we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

• we will no longer have any obligation to comply with the restrictive covenants under the applicable indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for our obligations to:

• register the transfer or exchange of debt securities;

• replace stolen, lost or mutilated debt securities; and

• maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Payment and Paying Agents

Principal, interest and premium, if any, on fully registered securities will be paid at designated places. Payment will be made by check mailed to the person in whose name the debt securities are registered on the day specified in the indentures or any prospectus supplement. Payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary, or its nominee, identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

• by the applicable depositary to a nominee of the depositary;

• by any nominee to the depositary itself or another nominee; or

• by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

• will not be entitled to have any of the underlying debt securities registered in their names;

• will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

• will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase common stock, preferred stock or other securities. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. If we issue warrants, we may do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

• the title of the warrants;

• the securities into which the warrants are exercisable;

• the exercise price;

• the aggregate number of warrants to be issued;

• the principal amount of securities purchasable upon exercise of each warrant;

• the price or prices at which each warrant will be issued;

• the procedures for exercising the warrants;

• the date upon which the exercise of warrants will commence; and

• the expiration date, and any other material terms of the warrants.

The warrants do not confer upon the holders thereof any voting or other rights of stockholders.

SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

In general, the persons to whom we issue securities under this prospectus will be able to resell those securities in the public markets without further registration and without being required to deliver a prospectus. However, certain persons who receive large blocks of our securities may want to resell those securities in distributions that would require the delivery of a prospectus. This prospectus may be used for those resales. However, no person who receives the securities covered by this prospectus (“selling security holder”) will be authorized to use this prospectus for an offer of those securities without first obtaining our consent. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement. We will provide the information identifying any selling security holder and will disclose information about them and the securities they are reselling in a supplement to this prospectus as may then be required by the Securities Act and the rules of the SEC. As used in this prospectus, selling security holders may include donees and pledgees selling securities received from a named selling security holder.

We will not receive any of the proceeds from the resale of the securities by selling security holders. The selling security holders may resell all or a portion of the securities beneficially owned by them on any exchange or market on which the purchased securities are listed or quoted, on terms to be determined at the times of the sales. The selling security holders also may make private sales directly or through a broker. Alternatively, any of the selling security holders may offer securities purchased under this prospectus through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling security holders. Selling security holders also may resell all or any portion of the securities in the manner permitted by Rule 145(d) under the Securities Act or pursuant to other available exemptions from the Securities Act.

The specific amount of the securities being offered or sold, the names of the selling security holders, the purchase prices and public offering prices, the name of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will, as required by the Securities Act and the rules of the SEC, be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement.

The selling security holders and any brokers, dealers, agents or underwriters that participate with the selling security holders in the distribution of the securities offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts received by them and any profit on the resale of the securities sold under this prospectus and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We and the selling security holders may agree to indemnify each other against certain liabilities arising under the Securities Act. We may pay all expenses related to the offer and sale of the securities they resell under this prospectus, other than selling commissions, fees, discounts and the selling security holder’s legal expenses, which shall be paid by the selling security holder.

LEGAL MATTERS

Certain legal matters relating to the validity of the offered securities will be passed upon for us by Andrews Kurth LLP, The Woodlands, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of TETRA Technologies, Inc. appearing in TETRA Technologies, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information incorporated by reference into this prospectus regarding our estimated proved reserves is based on the reports prepared by Ryder Scott Company, L.P., our independent petroleum engineers.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 with the SEC with respect to the securities we are offering. This prospectus is a part of that registration statement; however, it does not contain all of the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make those statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, as those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings, including the registration statement, are available to the public on the internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms.

SEC rules allow us to “incorporate by reference” in this prospectus the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before we sell all of the securities offered through this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until we sell all of the securities covered by this prospectus:

• Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

• Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the SEC on May 6, 2004; and

• The description of our common stock and preferred stock purchase rights contained in our registration statements on Form 8-A filed with the SEC on October 7, 1997 and October 28, 1998 (File No. 001 13455), including any amendments and reports filed for the purpose of updating such descriptions.

You may request a copy of these filings, which we will provide to you at no cost, by writing us at the following address:

TETRA Technologies, Inc.

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

Attn: Investor Relations

You can access electronic copies of our annual, quarterly and current reports, proxy statements and other information, and all amendments to those reports, free of charge, on our web site at http://www.tetratec.com. Access to those electronic filings is available as soon as reasonably practicable after filing with, or furnishing to, the SEC. Information on our web site is not incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

The Company’s restated certificate of incorporation, as amended, provides for indemnification of directors and officers of the Company to the full extent permitted by applicable law. The Company’s bylaws, as amended, also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company’s best interests.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

In accordance with the Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Company’s restated certificate of incorporation, as amended, contains a provision that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to limitations of Section 102(b)(7).

The Company maintains insurance policies that provide coverages to its directors and officers against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
+1.1	Form of Underwriting Agreement for the equity securities registered hereby.
+1.2	Form of Underwriting Agreement for the debt securities registered hereby.
†4.1

Restated Certificate of Incorporation of TETRA Technologies, Inc. (incorporated by reference to Exhibit 3.1 to TETRA's Registration Statement on Form S-4 filed on December 27, 1995 (SEC File No. 33-80881)).

†4.2

Certificate of Amendment of Restated Certificate of Incorporation of TETRA Technologies, Inc. (incorporated by reference to Exhibit 3.1 to TETRA's Registration Statement on Form S-4 filed on December 27, 1995 (SEC File No. 33-80881)).

†4.3

Certificate of Amendment of Restated Certificate of Incorporation of TETRA Technologies, Inc. (incorporated by reference to Exhibit 3.1(ii) to TETRA's Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 15, 2004, (SEC File No. 001-13455)).

*4.4	Certificate of Amendment of Restated Certificate of Incorporation of TETRA Technologies, Inc.
†4.5	Bylaws, as amended, of TETRA Technologies, Inc. (incorporated by reference to Exhibit 3.2 to TETRA's Registration Statement on Form S-1 filed on February 23, 1990 (SEC File No. 33-33586)).
†4.6

Certificate of Designation of Series One Junior Participating Preferred Stock of TETRA Technologies, Inc., dated October 27, 1998 (incorporated by reference to Exhibit 2 to TETRA's Registration Statement on Form 8-A filed on October 28, 1998 (SEC File No. 001-13455)).

†4.7

Rights Agreement, dated as of October 26, 1998, between TETRA and Harris Trust and Savings Bank (predecessor to Computershare Investor Services LLC), as Rights Agent (incorporated by reference to Exhibit 1 to TETRA's Registration Statement on Form 8-A filed on October 28, 1998 (SEC File No. 001-13455)).

†4.8

Specimen Common Stock Certificate of TETRA Technologies, Inc. (incorporated by reference to Exhibit 4.1 to TETRA's Registration Statement on Form S-1 filed on February 23, 1990 (SEC File No. 33-33586)).

+4.9	Form of Certificate of Designation for the Preferred Stock.
+4.10	Specimen Preferred Stock Certificate of TETRA Technologies, Inc.
+4.11	Form of Warrant Agreement.
+4.12	Form of Warrant Certificate.
*4.13	Form of Senior Indenture.
+4.14	Form of Senior Debt Security.

*4.15	Form of Subordinated Indenture.
+4.16	Form of Subordinated Debt Security.
*5.1	Opinion of Andrews Kurth LLP regarding legality of securities to be registered.
*12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends.
*23.1	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
*23.2	Consent of Ernst & Young LLP.
*23.3	Consent of Ryder Scott Company, L.P.
*24.1	Power of Attorney (included on signature pages).
+25.1	Form T-1 Statement of Eligibility and Qualification of Trustee under Trust Indenture Act of 1939 regarding the senior debt securities.
+25.2	Form T-1 Statement of Eligibility and Qualification of Trustee under Trust Indenture Act of 1939 regarding the subordinated debt securities.

* Filed herewith.

+ To be filed by amendment or as an exhibit to Current Report on Form 8-K filed at a later date in connection with a specific offering.

† Incorporated by reference.

ITEM 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 and or Form F-3 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed or furnished by the registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, TETRA Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, Texas on May 25, 2004.

TETRA Technologies, Inc.

By: /s/Geoffrey M. Hertel

Geoffrey M. Hertel,

President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of TETRA Technologies, Inc. hereby severally constitutes and appoints Geoffrey M. Hertel and Bass C. Wallace, Jr., and each of them, as true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE
/s/Geoffrey M. Hertel	President, Chief Executive Officer and Director	May 25, 2004
Geoffrey M. Hertel	(Principal Executive Officer)
/s/Joseph M. Abell, III	Senior Vice President, Chief Financial Officer	May 25, 2004
Joseph M. Abell, III	(Principal Financial Officer)
/s/Ben C. Chambers	Vice President - Accounting	May 25, 2004
Ben C. Chambers	(Principal Accounting Officer)
/s/Hoyt Ammidon, Jr.	Director	May 25, 2004
Hoyt Ammidon, Jr.
/s/Paul D. Coombs	Director	May 25, 2004
Paul D. Coombs
/s/Ralph S. Cunningham	Director	May 25, 2004
Ralph S. Cunningham
/s/Tom H. Delimitros	Director	May 25, 2004
Tom H. Delimitros
/s/Allen T. McInnes	Director	May 25, 2004
Allen T. McInnes
/s/Kenneth P. Mitchell	Director	May 25, 2004
Kenneth P. Mitchell
/s/J. Taft Symonds	Director	May 25, 2004
J. Taft Symonds
/s/K. E. White, Jr.	Director	May 25, 2004
K. E. White, Jr.

EXHIBITS

Exhibit No.	Description
+1.1	Form of Underwriting Agreement for the equity securities registered hereby.
+1.2	Form of Underwriting Agreement for the debt securities registered hereby.
†4.1

Restated Certificate of Incorporation of TETRA Technologies, Inc. (incorporated by reference to Exhibit 3.1 to TETRA's Registration Statement on Form S-4 filed on December 27, 1995 (SEC File No. 33-80881)).

†4.2

Certificate of Amendment of Restated Certificate of Incorporation of TETRA Technologies, Inc. (incorporated by reference to Exhibit 3.1 to TETRA's Registration Statement on Form S-4 filed on December 27, 1995 (SEC File No. 33-80881)).

†4.3

Certificate of Amendment of Restated Certificate of Incorporation of TETRA Technologies, Inc. (incorporated by reference to Exhibit 3.1(ii) to TETRA's Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 15, 2004, (SEC File No. 001-13455)).

*4.4	Certificate of Amendment of Restated Certificate of Incorporation of TETRA Technologies, Inc.
†4.5	Bylaws, as amended, of TETRA Technologies, Inc. (incorporated by reference to Exhibit 3.2 to TETRA's Registration Statement on Form S-1 filed on February 23, 1990 (SEC File No. 33-33586)).
†4.6

Certificate of Designation of Series One Junior Participating Preferred Stock of TETRA Technologies, Inc., dated October 27, 1998 (incorporated by reference to Exhibit 2 to TETRA's Registration Statement on Form 8-A filed on October 28, 1998 (SEC File No. 001-13455)).

†4.7

Rights Agreement, dated as of October 26, 1998, between TETRA and Harris Trust and Savings Bank (predecessor to Computershare Investor Services LLC), as Rights Agent (incorporated by reference to Exhibit 1 to TETRA's Registration Statement on Form 8-A filed on October 28, 1998 (SEC File No. 001-13455)).

†4.8

Specimen Common Stock Certificate of TETRA Technologies, Inc. (incorporated by reference to Exhibit 4.1 to TETRA's Registration Statement on Form S-1 filed on February 23, 1990 (SEC File No. 33-33586)).

+4.9	Form of Certificate of Designation for the Preferred Stock.
+4.10	Specimen Preferred Stock Certificate of TETRA Technologies, Inc.
+4.11	Form of Warrant Agreement.
+4.12	Form of Warrant Certificate.
*4.13	Form of Senior Indenture.
+4.14	Form of Senior Debt Security.
*4.15	Form of Subordinated Indenture.
+4.16	Form of Subordinated Debt Security.
*5.1	Opinion of Andrews Kurth LLP regarding legality of securities to be registered.
*12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends.
*23.1	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
*23.2	Consent of Ernst & Young LLP.
*23.3	Consent of Ryder Scott Company, L.P.
*24.1	Power of Attorney (included on signature pages).
+25.1	Form T-1 Statement of Eligibility and Qualification of Trustee under Trust Indenture Act of 1939 regarding the senior debt securities.
+25.2	Form T-1 Statement of Eligibility and Qualification of Trustee under Trust Indenture Act of 1939 regarding the subordinated debt securities.